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                                                                     Exhibit 8.1


                                                               January 11, 2001

U.S. Bancorp,
   U.S. Bank Place,
      601 Second Avenue South,
          Minneapolis, Minnesota 55402-4302

Ladies and Gentlemen:

            We have acted as tax counsel to U.S. Bancorp, a Delaware corporation ("U.S. Bancorp"), in connection with the planned merger of Firstar Corporation, a Wisconsin corporation ("Firstar"), with and into U.S. Bancorp as the surviving corporation (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of October 3, 2000, and amended as of October 23, 2000 and as of December 18, 2000 (the "Agreement") by and between Firstar and U.S. Bancorp. We render this opinion to you in connection with the registration of the Surviving Corporation Common Shares to be issued in connection with the Merger. Unless otherwise defined herein, capitalized terms are used herein as defined in the Agreement.

            For purposes of this opinion, we have reviewed the Agreement, the Proxy Statement/Prospectus of U.S. Bancorp and Firstar included in the related Registration Statement on Form S-4 filed by U.S. Bancorp as of the date hereof with the Securities and Exchange Commission (the "Registration Statement"), the letters of representation from U.S. Bancorp and from Firstar to us and Wachtell, Lipton, Rosen & Katz, special counsel to Firstar, both dated as of the date hereof (the "Representation Letters"), and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:



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U.S. Bancorp                                                                -2-


            (i) the Merger will be effected in the manner set forth in the Agreement and the Registration Statement;

            (ii) any and all obligations imposed by the Agreement will be performed or satisfied in accordance with its terms; and

            (ii) the representations contained in the Agreement and the Representation Letters will be true, correct and complete at the Effective Time, and any facts represented therein to obtain to the best of the representing party's knowledge, or similarly qualified, are actually true, correct and complete.

            On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that under presently applicable United States federal income tax law:

            (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

            (ii) each of U.S. Bancorp and Firstar will be a party to that reorganization within the meaning of Section 368(b) of the Code;

            (iii) neither U.S. Bancorp nor Firstar will recognize gain or loss as a result of the Merger other than mark-to-market gains and losses recognized upon the close of U.S. Bancorp's taxable year; and

            (iv) shareholders of U.S. Bancorp and of Firstar that exchange all of their U.S. Bancorp Common Stock or Firstar Common Stock, as the case may be, solely for shares of Surviving Corporation Common Stock pursuant to the Merger will not recognize gain or loss for United States federal income tax purposes (except with respect to cash




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U.S. Bancorp                                                                -3-


      received in lieu of a fractional share interest in Surviving Corporation Common Stock).

            This opinion is limited to and based upon the federal income tax laws of the United States as in effect as of the date hereof, which laws may be subject to change, possibly with a retroactive effect, and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

            We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. This consent may not be construed as an admission by us that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                /s/ Sullivan & Cromwell